File Pursuant to Rule 424(b)(5)
Registration No. 333-53906
Prospectus Supplement (to prospectus dated January 30, 2001)
Akamai Technologies, Inc.

12,000,000 Shares
Common Stock
________________________________________________________________________________
This is a public offering of common stock of Akamai Technologies, Inc. We are offering 12,000,000 shares of our common stock. Our common stock is listed on the Nasdaq National Market under the symbol “AKAM.” On October 31, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $17.34 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$17.00	$204,000,000
Underwriting discounts and commissions	$0.145	$1,740,000
Proceeds, before expenses, to Akamai Technologies, Inc.	$16.855	$202,260,000
We have granted Deutsche Bank Securities Inc. the right to purchase up to 1,800,000 additional shares of common stock to cover over-allotments.
Delivery of the shares of common stock will be made on or about November 3, 2005.
Deutsche Bank Securities
The date of this prospectus supplement is October 31, 2005.

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.
      We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

      You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. We have not authorized, and the underwriter has not authorized, anyone to provide you with information that is different. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the section entitled “Where You Can Find More Information” in this prospectus supplement.

      We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

      Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “Akamai,” the “Company” and similar designations refer to Akamai Technologies, Inc. and its direct and indirect wholly-owned subsidiaries. Trademarks or service marks appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information about us and this offering. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of this prospectus supplement and the financial statements and the other information incorporated by reference in the prospectus, before making an investment decision.
Overview
      Akamai provides services for accelerating and improving the delivery of content and business processes over the Internet. Our solutions are designed to help businesses, government agencies and other enterprises enhance their revenue streams and reduce costs by maximizing the performance of their online businesses. By advancing the performance and reliability of their websites, our customers can improve visitor experiences and increase the effectiveness of Web-based campaigns and operations. Through the Akamai EdgePlatform, the technological platform of Akamai’s business solutions, our customers are able to rely on Akamai’s infrastructure and can reduce costs associated with internal infrastructure build-ups.
      We began selling our content delivery services in 1999 under the trade name FreeFlow. Later that year, we added streaming media delivery services to our portfolio and introduced traffic management services that allow customers to monitor traffic patterns on their websites both on a continual basis and for specific events. In 2000, we began offering a software solution that identifies the geographic location and network origin from which end users access our customers’ websites, enabling content providers to customize content without compromising user privacy. In 2001, we commenced commercial sales of our EdgeSuite offering, a suite of services that allows for high-performance and dynamic delivery of web content. In 2003, we began offering on a commercial basis our EdgeComputing service, which allows for Web-based delivery of applications, such as store/dealer locators, promotional contests, search functionalities and user registration, over our network. In 2004, we packaged a number of services and specialized features to tailor solutions to the needs of specific vertical market segments such as media and entertainment, software demands and online commerce.
Meeting the Challenges of the Internet
      The Internet has matured into a key tool for companies, public sector agencies and other entities to conduct business and reach the public. The Internet, however, is a complex system of networks that was not originally created to accommodate the volume or sophistication of today’s business communication demands. As a result, information is frequently delayed or lost on its way through the Internet due to many challenges, including:

•	bandwidth constraints between an end user and the end user’s network provider, such as an Internet Service Provider, or ISP, cable provider or digital subscriber line provider;

•	Internet traffic exceeding the capacity of routing equipment;

•	inefficient or nonfunctioning peering points, or points of connection, between ISPs; and

•	traffic congestion at data centers.
      In addition to the challenges inherent in the Internet, companies and other entities face internal technology challenges. Driven by competition, globalization and cost-containment strategies, companies need an agile Internet-facing infrastructure that cost-effectively meets real-time strategic and business objectives. As public sector agencies migrate more and more of their processes from in-person, mail, or phone services to Internet-based applications, it has become essential that their websites be more reliable and that they deliver their content and applications more efficiently to their constituents. At the same time, budget limitations may preclude public sector agencies from developing their own infrastructure for Internet-facing applications. Enterprises of all types are confronted with the increasingly widespread use of broadband connectivity leading to more users requesting more different types of rich content. As a result, there is greater stress on centralized infrastructures.
      Akamai meets these challenges in ways that are designed to help companies and government agencies increase revenues and reduce costs by improving the performance, reliability and security of their Internet facing operations.
      Superior Performance. Customers seeking to remain competitive and meet the challenges of globalization look to Akamai’s EdgePlatform for solutions designed to reduce or eliminate downtime and poor performance. Through a combination of people, processes and technology, Akamai offers solutions designed to achieve reliability, stability and predictability without the need for our customers to spend a lot of money to develop their own Internet-related infrastructure. Instead, we have a presence in hundreds of networks around the world so that content can be delivered from Akamai servers located closer to website visitors—from what we call, the edge of the Internet. We are thus able to reduce the impact of traffic congestion, bandwidth constraints and capacity limitations. At the same time, our customers have access to control features to ensure that the content served to end users is always current and is delivered efficiently without the need for end users to traverse the Internet to the origin server.
      Scalability. Many Akamai customers experience seasonal or erratic demand for access to their websites. On a larger scale, almost all websites experience demand peaks at different points during the day. In both instances, it can be difficult and expensive to plan for, and deploy solutions against, such peaks and valleys. The Akamai EdgePlatform has the robustness and flexibility to handle planned and unplanned peaks without additional hardware investment and configuration on the part of our customers. As a result, we provide an on demand solution to address our customers’ capacity needs in the face of unpredictable traffic spikes, which helps them avoid expensive over-investment in a centralized Internet-facing infrastructure.
      Security. Security may be the most significant challenge facing use of the Internet for business and government processes today. That’s because security threats—in the form of attacks, viruses, worms and intrusions—can impact every measure of performance, including speed, reliability, customer confidence and information security. Unlike traditional security strategies that can impact performance negatively, Akamai’s EdgePlatform is designed to allow for proactive monitoring and rapid response to security incidents and anomalies. We rely on both built-in defense mechanisms and the ability to route traffic around potential security issues so performance is not compromised.
Our Solutions
      The EdgePlatform is the foundation of Akamai’s business solutions. We believe Akamai has deployed the world’s largest globally distributed computing platform, with servers located in countries across the world. To make this wide-reaching deployment effective, the EdgePlatform includes specialized technologies, such as advanced routing, load balancing, data collection and monitoring. Through a combination of architecture and services, our EdgePlatform helps our customers implement their Web strategy quickly, without adding equipment, cost or complexity to their existing information technology, or IT, infrastructure.
      The key to the EdgePlatform’s effectiveness is its use of a distributed computing model in which both content and computing applications are delivered across a system of widely distributed networks of servers, and processed at the most efficient places within the network. With the EdgePlatform as our backbone we offer services and solutions for content and application delivery, application performance services, on demand managed services and business performance management services.

Content and Application Delivery Services
      Akamai’s EdgeSuite service and related content delivery offerings have represented the core of our business since we began our operations. Leveraging the EdgePlatform, our EdgeSuite service is designed to enable enterprises to improve the end-user experience, boost reliability and scalability and reduce the cost of their e-business infrastructure. By providing the benefits of distributed performance to an enterprise’s entire website and all aspects of its applications, we are able to provide our customers with a more efficient way to implement and maintain a global Internet presence. While site owners maintain a control copy of their applications and content, we provide global delivery, load balancing and storage of these applications and content, enabling businesses to focus valuable resources on strategic matters, rather than technical infrastructure issues.
      Customers of our EdgeSuite service also have access to advanced service features, such as:

•	Secure Content Distribution—distribution of secure Internet-related content using Secure Sockets Layer transport, a protocol to secure transmittal of content over the Internet, to ensure that content is distributed privately and reliably between two communicating applications.

•	Site Fail Over—delivery of default content in the event that the primary, or source, version of the website of an enterprise customer becomes unavailable.

•	Site Mirroring—an economical way to mirror a website without the expense of investing in additional data centers to achieve redundancy.

•	Disaster Recovery—a backup web presence if an unforeseen event causes a website to crash.

•	Site Maintenance—fail-over service so that a website remains available to end users during updates and maintenance.

•	Net Storage—an efficient solution for digital storage needs for all content types.

•	Global Traffic Management—a solution that allows enterprises with geographically distributed Internet protocol infrastructures to improve the availability, responsiveness and reliability of a multi-location website.

•	Content Targeting—a feature that enables content providers to deliver localized content, customized store-fronts, targeted advertising and adaptive marketing.

•	Streaming Services—delivery of streaming audio and video content to Internet users.

Application Performance Services
      Application performance services improve the performance of highly dynamic content common on corporate extranets and wide area networks. Traditionally, this market has been addressed primarily by hardware and software products. We believe our approach offers a most cost-effective and comprehensive solution in this area without customers having to make significant infrastructure investments.

On Demand Managed Services
      Akamai’s on demand managed services, including Akamai EdgeComputingSM and net storage offerings, enable enterprises to dramatically reduce the need for an internal infrastructure to handle unpredictable levels of Internet traffic. With access to the EdgePlatform, customers are able to rapidly launch and deploy new applications worldwide, with on demand availability and scalability but on a cost-effective basis. For example, Akamai On Demand Events provides an on demand platform for running promotional websites—through Macromedia Flash® promotions, site search, sweepstakes, polls, regional offers or other innovative applications that create a positive brand experience.

Business Performance Management Services
      Akamai’s offerings in this area include our network data feeds and our Web analytics offering, which provide customers with real time data about the performance of their content and applications over the Internet and on Akamai’s platform. In addition, our business performance management services let business managers better understand their Web operations through relevant, timely information with tools that measure all aspects of an application’s performance. For example, a customer could incorporate website data feeds from Akamai’s customer portal into an executive management interface to assist in managing costs and budget. The core of these offerings lies in our EdgeControl tools, which provide comprehensive reporting and management capabilities.

Akamai Industry Solutions
      Akamai’s industry solutions leverage capabilities from all of our services offerings, but in a way that is specific to a particular industry:

Akamai Online Commerce is a secure, on demand business solution that helps retailers more efficiently conduct e-business transactions by meeting peak performance demands, thereby delivering a positive customer experience and facilitating transaction completion while reducing infrastructure build-out costs.

Akamai Media Delivery is designed to provide a solution to the challenges of media delivery by helping media industry clients to bypass traditional server and bandwidth limitations to better handle peak traffic conditions and large file sizes. This suite of services is particularly attractive for dynamic, scalable delivery of music, movies and games.

Akamai Electronic Software Delivery is a solution designed to leverage the EdgePlatform to provide capacity for the largest surges in traffic related to new software launches with a goal of improved customer experiences, increased use of electronic delivery and successful product launches, all at lower costs than would be possible through self-provisioning.

Custom Solutions
      In addition to our core commercial services, we are able to leverage the expertise of our technology, networks and support personnel to provide custom solutions to both commercial and government customers. These solutions include replicating our core technologies to facilitate content delivery behind the firewall, combinations of our technology with that of other providers to create unique solutions for specific customers and support for mission critical applications that rely on the Internet and intranets. Additionally, numerous federal government agencies look to Akamai for information about traffic conditions and activity on the Internet and tailored solutions to their content delivery needs.
Recent Developments

Acquisition of Speedera Networks
      On June 10, 2005, we acquired Speedera Networks, Inc., or Speedera, in exchange for approximately 10.6 million shares of Akamai common stock and 1.7 million Akamai stock options. Speedera provides distributed content delivery services. The purchase of Speedera is intended to enable us to better compete against larger managed services vendors and other content delivery providers by expanding our customer base and providing customers with a broader suite of services. Akamai and Speedera were involved in lawsuits against each other regarding patent infringement and false advertising and trade secrets. Upon completion of the acquisition of Speedera, all lawsuits between us were dismissed.

Redemption of 5 1/2% Subordinated Convertible Notes
      On September 7, 2005, we redeemed all of our outstanding 5 1/2% convertible subordinated notes due July 2007 for a cash payment of $58.1 million. Under the terms of the indenture governing the 5 1/2% convertible subordinated notes, all of the $56.6 million principal amount was redeemed at a redemption price of 101.571%, plus accrued interest as of September 7, 2005.

Financial Results for the Third Quarter of 2005
      Our revenue for the third quarter 2005 was $75.7 million, a 17 percent increase over second quarter 2005 revenue of $64.6 million and a 42 percent increase over third quarter 2004 revenue of $53.3 million.
      Net income increased in the third quarter of 2005 to $272.3 million, or $1.71 per diluted share, including a benefit from the release of a tax valuation allowance of $255.3 million, as compared to net income in the second quarter of 2005 of $15.9 million, or $0.11 per diluted share, and net income in the third quarter of 2004 of $11.2 million, or $0.08 per diluted share.
      Cash from operations was $19.5 million in the third quarter of 2005, as compared to $16.9 million in the second quarter of 2005 and $14.5 million in the third quarter of 2004.
Company Information
      We are a Delaware corporation. Our principal offices are located at 8 Cambridge Center, Cambridge, Massachusetts 02142. The telephone number of our principal executive offices is 617-444-3000. Our Internet address is www.akamai.com. The information contained on our website is not incorporated by reference, and should not be considered as part of, this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

THE OFFERING

Common stock offered	12,000,000 shares

Common stock to be outstanding after this offering	150,830,331 shares

Use of Proceeds	For general corporate purposes, including working capital, research and development expenditures, sales and marketing expenditures, capital expenditures, and potential acquisitions of new businesses, technologies or products that we believe can complement or expand our business. See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section of this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq National Market Symbol	AKAM

      The shares of our common stock to be outstanding after this offering is based on 138,830,331 shares outstanding as of June 30, 2005 and excludes:

•	13,465,911 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $7.38 per share;

•	243,700 shares of common stock issuable pursuant to the terms of outstanding deferred stock units;

•	an aggregate of 9,829,752 additional shares of common stock reserved for future issuance under our Second Amended and Restated 1998 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and 2001 Restricted Stock Plan; and

•	12,944,984 shares of common stock issuable upon the conversion of our 1.0% convertible senior notes due December 2033.
      Except as otherwise noted, we have presented the information in this prospectus supplement assuming no exercise by the underwriter of the option to purchase up to 1,800,000 additional shares of our common stock in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA
      The statement of operations data for each of the three years ended December 31, 2004 have been derived from our audited financial statements. The statement of operations data for the six months ended June 30, 2005 and 2004, and the balance sheet data as of June 30, 2005, are unaudited but include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. You should read the data below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference in this prospectus.

				Six Months Ended
	Years Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(unaudited)
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$144,976	$161,259	$210,015	$99,153	$124,745
Cost of revenue	85,159	60,844	46,150	23,229	24,276
Research and development	21,766	12,971	12,132	5,566	8,136
Sales and marketing	64,765	47,583	55,663	27,681	35,108
General and administrative	98,136	57,259	47,055	21,718	23,180
Amortization of other intangible assets	11,930	2,234	48	24	532
Restructuring charges (benefit)	45,824	(8,521)	—	—	—

Income (loss) from operations	(182,604)	(11,111)	48,967	20,935	33,513
Income (loss) from operations before income taxes	(203,945)	(28,652)	35,136	10,238	31,081
Income tax provision	492	629	772	514	1,102

Net income (loss)	$(204,437)	$(29,281)	$34,364	$9,724	$29,979

Basic net income (loss) per share	$(1.81)	$(0.25)	$0.28	$0.08	$0.23
Diluted net income (loss) per share	$(1.81)	$(0.25)	$0.25	$0.07	$0.21
Shares used in computing basic net income (loss) per share	112,766	118,075	124,407	122,875	128,585
Shares used in computing diluted net income (loss) per share	112,766	118,075	146,595	146,058	148,607

			As Adjusted
	As of June 30,		as of June 30,

	2004	2005	2005(1)

			(unaudited)
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities(2)	$122,126	$130,716	$332,746
Property, plant and equipment, net	20,596	39,308	39,308
Working capital(3)	55,467	91,869	293,899
Total assets	190,422	364,731	566,761
Accrued expenses and current deferred revenue	31,748	40,222	40,222
Total long-term obligations, less current portion	299,604	262,727	262,727
Total stockholders’ equity (deficit)	(156,702)	40,917	242,947

(1)	The as adjusted balance sheet data as of June 30, 2005 gives effect to the sale by us to the underwriter of 12,000,000 shares of common stock offered by this prospectus supplement at a public offering price of $17.00 per share, after deducting underwriting discounts and commissions and $230,000 of estimated offering expenses payable by us.

(2)	Cash, cash equivalents and marketable securities includes short-term, long-term and restricted marketable securities.
(3)	Working capital is calculated as current assets, which includes cash, cash equivalents and short-term marketable securities, less current liabilities.

RISK FACTORS
      Investing in our common stock involves risk. In deciding whether to invest in our common stock, you should carefully consider the following discussion of risks together with the other information included in this prospectus supplement and the accompanying prospectus. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements contained or incorporated by reference in this prospectus supplement. Such factors that could cause or contribute to such differences include those factors discussed below. If any of the following risks actually occur, our business, prospects, financial condition and operating results and the value of common stock purchased by you would likely suffer, possibly materially.
Risks Related to our Operating Results

The markets in which we operate are highly competitive, and we may be unable to compete successfully against new entrants and established companies with greater resources.
      We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We have experienced and expect to continue to experience increased competition. Many of our current competitors, as well as a number of our potential competitors, have longer operating histories, greater name recognition, broader customer relationships and industry alliances and substantially greater financial, technical and marketing resources than we do. Other competitors may attract customers by offering less-sophisticated versions of services we provide at lower prices than those we charge. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Some of our current or potential competitors may bundle their services with other services, software or hardware in a manner that may discourage website owners from purchasing any service we offer. In addition, potential customers may decide to purchase or develop their own hardware, software and other technology solutions rather than rely on an external provider like Akamai. Increased competition could result in price and revenue reductions, loss of customers and loss of market share, which could materially and adversely affect our business, financial condition and results of operations.

If we are unable to sell our services at acceptable prices related to our costs, our business and financial results are likely to suffer.
      Prices we have been charging for some of our services have declined in recent years. We expect that this decline may continue in the future as a result of, among other things, existing and new competition in the markets we serve. Consequently, our historical revenue rates may not be indicative of future revenues based on comparable traffic volumes. If we are unable to sell our services at acceptable prices relative to our costs or if we are unsuccessful with our strategy of selling additional services and features to our existing EdgeSuite delivery customers, our revenues and gross margins will decrease, and our business and financial results will suffer.

Failure to increase our revenues and keep our expenses consistent with revenues could prevent us from maintaining profitability.
      The year ended December 31, 2004 was the first fiscal year during which we achieved profitability as measured in accordance with accounting principles generally accepted in the United States of America. We have large fixed expenses, and we expect to continue to incur significant bandwidth, sales and marketing, product development, administrative and other expenses. Therefore, we will need to generate higher revenues to maintain profitability. There are numerous factors that could, alone or in combination with other factors, impede our ability to increase revenues and/or moderate expenses, including:

•	failure to increase sales of our content delivery and other core services;

•	significant increases in bandwidth costs or other operating expenses;

•	loss of one or more of our large customers;

•	inability to maintain our prices;

•	failure to expand the market acceptance for our services due to continuing concerns about commercial use of the Internet, including security, reliability, speed, cost, ease of access, quality of service and regulatory initiatives;

•	any failure of our current and planned services and software to operate as expected;

•	unauthorized use or access to content delivered over our network or network failures;

•	failure of a significant number of customers to pay our fees on a timely basis or at all or failure to continue to purchase our services in accordance with their contractual commitments; and

•	inability to attract high-quality customers to purchase and implement our current and planned services and software.

If we are unable to develop new services and enhancements to existing services, and if we fail to predict and respond to emerging technological trends and customers’ changing needs, our operating results may suffer.
      The market for our services is characterized by rapidly changing technology, evolving industry standards and new product and service introductions. Our operating results depend on our ability to develop and introduce new services into existing and emerging markets. The process of developing new technology is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends, our business could be harmed. We must commit significant resources to developing new services or enhancements to our existing services before knowing whether our investments will result in services the market will accept. Furthermore, we may not execute successfully our technology initiatives because of errors in planning or timing, technical hurdles that we fail to overcome in a timely fashion, misunderstandings about market demand or a lack of appropriate resources. Failures in execution or market acceptance of new services we introduce could result in competitors providing those solutions before we do and loss of market share, revenues and earnings.

Any unplanned interruption in our network or services could lead to significant costs and disruptions that could reduce our revenues and harm our business, financial results and reputation.
      Our business is dependent on providing our customers with fast, efficient and reliable distribution of application and content delivery services over the Internet. For our core services, we currently provide a standard guarantee that our networks will deliver Internet content 24 hours a day, seven days a week, 365 days a year. If we do not meet this standard, our customer does not pay for all or a part of its services on that day. Our network or services could be disrupted by numerous events, including natural disasters, failure or refusal of our third-party network providers to provide the necessary capacity, power losses, and intentional disruptions of our services, such as disruptions caused by software viruses or attacks by unauthorized users. Although we have taken steps to enhance our ability to prevent such disruptions, there can be no assurance that attacks by unauthorized users will not be attempted in the future, that our enhanced security measures will be effective or that a successful attack would not be damaging. Any widespread loss or interruption of our network or services would reduce our revenues and could harm our business, financial results and reputation.

As part of our business strategy, we have entered into and may enter into or seek to enter into business combinations and acquisitions that may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.
      In June 2005, we completed our acquisition of Speedera. We may seek to enter into additional business combinations or acquisitions in the future. Acquisitions are typically accompanied by a number of risks, including the difficulty of integrating the operations and personnel of the acquired companies, the potential disruption of our ongoing business, the potential distraction of management, expenses related to the acquisition and potential unknown liabilities associated with acquired businesses. We face all of these risks in connection with the Speedera acquisition. If we are not successful in completing acquisitions that we may pursue in the future, we may be required to reevaluate our business strategy, and we may incur substantial expenses and devote significant management time and resources without a productive result. In addition, with future acquisitions, we could use substantial portions of our available cash or, as in the Speedera merger transaction, make dilutive issuances of securities. Future acquisitions or attempted acquisitions could also have an adverse effect on our ability to remain profitable.

Because our services are complex and are deployed in complex environments, they may have errors or defects that could seriously harm our business.
      Our services are highly complex and are designed to be deployed in and across numerous large and complex networks. From time to time, we have needed to correct errors and defects in our software. In the future, there may be additional errors and defects in our software that may adversely affect our services. We may not have in place adequate quality assurance procedures to ensure that we detect errors in our software in a timely manner. If we are unable to efficiently fix errors or other problems that may be identified, or if there are unidentified errors that allow persons to improperly access our services, we could experience loss of revenues and market share, damage to our reputation, increased expenses and legal actions by our customers.

We may have insufficient transmission capacity, which could result in interruptions in our services and loss of revenues.
      Our operations are dependent in part upon transmission capacity provided by third-party telecommunications network providers. We believe that we have access to adequate capacity to provide our services; however, there can be no assurance that we are adequately prepared for unexpected increases in bandwidth demands by our customers. In addition, the bandwidth we have contracted to purchase may become unavailable for a variety of reasons including due to payment disputes or network providers going out of business. Any failure of these network providers to provide the capacity we require, due to financial or other reasons, may result in a reduction in, or interruption of, service to our customers. If we do not have access to third-party transmission capacity, we could lose customers. If we are unable to obtain transmission capacity on terms commercially acceptable to us or at all, our business and financial results could suffer. In addition, our telecommunications and network providers typically provide rack space for our servers. Damage or destruction of, or other denial of access to, a facility where our servers are housed could result in a reduction in, or interruption of, service to our customers.

If the estimates we make, and the assumptions on which we rely, in preparing our financial statements prove inaccurate, our actual results may be adversely affected.
      Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments about, among other things, taxes, revenue recognition, capitalization of internal-use software, contingent obligations, doubtful accounts and restructuring charges. These estimates and judgments affect the reported amounts of our assets, liabilities, revenues and expenses, the amounts of charges accrued by us, such as those made in connection with our restructuring charges, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. If our estimates or the assumptions underlying them are not correct, we may need to accrue additional charges that could adversely affect our results of operations, which in turn could adversely affect our stock price.

Our substantial leverage may impair our ability to maintain and grow operations, and any failure to meet our repayment obligations would damage our business.
      We have long-term debt. As of September 30, 2005, our total long-term debt was $200.0 million. Our level of indebtedness could adversely affect our future operations by increasing our vulnerability to adverse changes in general economic and industry conditions and by limiting or prohibiting our ability to obtain additional financing for future capital expenditures, acquisitions and general corporate and other purposes. In addition, if we are unable to make interest or principal payments when due, we would be in default under the terms of our loans, which would result in all principal and interest becoming due and payable which, in turn, would seriously harm our business.

If our license agreement with MIT terminates, our business could be adversely affected.
      We have licensed technology from MIT covered by various patents, patent applications and copyrights relating to Internet content delivery technology. Some of our core technology is based in part on the technology covered by these patents, patent applications and copyrights. Our license is effective for the life of the patents and patent applications; however, under limited circumstances, such as a cessation of our operations due to our insolvency or our material breach of the terms of the license agreement, MIT has the right to terminate our license. A termination of our license agreement with MIT could have a material adverse effect on our business.

We have incurred and could continue to incur substantial costs defending our intellectual property from infringement claims.
      Other companies or individuals, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our services or develop new services, which could make it more difficult for us to increase revenues and improve profitability. Companies providing Internet-related products and services are increasingly bringing suits alleging infringement of their proprietary rights, particularly patent rights. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and require us to do one or more of the following:

•	cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

•	pay substantial damages;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; and

•	redesign products or services.
      If we are forced to take any of these actions, our business may be seriously harmed. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business and operating results could be materially adversely affected.

Our business will be adversely affected if we are unable to protect our intellectual property rights from third-party challenges.
      We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have brought numerous lawsuits against entities that we believe are infringing on our intellectual property rights. These legal protections afford only limited protection. Monitoring unauthorized use of our services is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Although we have licensed from other parties proprietary technology covered by patents, we cannot be certain that any such patents will not be challenged, invalidated or circumvented. Furthermore, we cannot be certain that any pending or future patent applications will be granted, that any future patent will not be challenged, invalidated or circumvented, or that rights granted under any patent that may be issued will provide competitive advantages to us.

If we are unable to retain our key employees and hire qualified sales and technical personnel, our ability to compete could be harmed.
      Our future success depends upon the continued services of our executive officers and other key technology, sales, marketing and support personnel who have critical industry experience and relationships that they rely on in implementing our business plan. None of our officers or key employees is bound by an employment agreement for any specific term. The loss of the services of any of our key employees could delay the development and introduction of and negatively impact our ability to sell our services.

We face risks associated with international operations that could harm our business.
      We have operations in several foreign countries and may continue to expand our sales and support organizations internationally. Such expansion could require us to make significant expenditures. We are increasingly subject to a number of risks associated with international business activities that may increase our costs, lengthen our sales cycle and require significant management attention. These risks include:

•	lack of market acceptance of our software and services abroad;

•	increased expenses associated with marketing services in foreign countries;

•	general economic conditions in international markets;

•	currency exchange rate fluctuations;

•	unexpected changes in regulatory requirements resulting in unanticipated costs and delays;

•	interpretations of laws or regulations that would subject us to regulatory supervision or, in the alternative, require us to exit a country which could have a negative impact on the quality of our services or our results of operations;

•	tariffs, export controls and other trade barriers;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable; and

•	potentially adverse tax consequences.

If we are required to seek additional funding, such funding may not be available on acceptable terms or at all.
      If our revenues decrease or grow more slowly than we anticipate or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenues, we may need to obtain funding from outside sources. If we are unable to obtain this funding, our business would be materially and adversely affected. In addition, even if we were to find outside funding sources, we might be required to issue securities with greater rights than the securities we have outstanding today. We might also be required to take other actions that could lessen the value of our common stock, including borrowing money on terms that are not favorable to us, if at all.

Internet-related and other laws could adversely affect our business.
      Laws and regulations that apply to communications and commerce over the Internet are becoming more prevalent. In particular, the growth and development of the market for online commerce has prompted calls for more stringent tax, consumer protection and privacy laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. This could negatively affect the businesses of our customers and reduce their demand for our services. Tax laws that might apply to our servers, which are located in many different jurisdictions, could require us to pay additional taxes that would adversely affect our continued profitability. Internet-related laws, however, remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet or our operations, or interpretations of existing law, could adversely affect our business.

Provisions of our charter documents, our stockholder rights plan and Delaware law may have anti-takeover effects that could prevent a change in control even if the change in control would be beneficial to our stockholders.
      Provisions of our amended and restated certificate of incorporation, amended and restated by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, our Board of Directors has adopted a stockholder rights plan the provisions of which could make it more difficult for a potential acquirer of Akamai to consummate an acquisition transaction without the approval of our Board of Directors.

A class action lawsuit has been filed against us that may be costly to defend and the outcome of which is uncertain and may harm our business.
      We are named as a defendant in a purported class action lawsuit filed in 2001 alleging that the underwriters of our initial public offering received undisclosed compensation in connection with our initial public offering of common stock in violation of the Securities Act of 1933, as amended, which we refer to as the Securities Act and the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Any conclusion of these matters in a manner adverse to us could have a material adverse affect on our financial position and results of operations.

We may become involved in other litigation that may adversely affect us.
      In the ordinary course of business, we may become involved in litigation, administrative proceedings and governmental proceedings. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Furthermore, there can be no assurance that the results of any of these actions will not have a material adverse effect on our business, results of operations or financial condition.

Risks Related to an Investment in our Common Stock and this Offering

Fluctuation of our quarterly results may cause our stock price to decline, potentially resulting in losses to you.
      Our quarterly operating results have fluctuated in the past and are likely to fluctuate in the future. A number of factors, many of which are not within our control, could subject our operating results and stock price to volatility, including:

•	market acceptance of our products and services;

•	technological advancements by us or our competitors;

•	our ability to adequately protect out intellectual property rights; and

•	general and industry-specific economic conditions that may affect our research and development expenditures.
      Due to the possibility of significant fluctuations, we do not believe that quarterly comparisons of our operating results will necessarily be indicative of our future operating performance. If our quarterly operating results fail to meet the expectations of stock market analysts or investors, the price of our common stock may decline, potentially resulting in losses to you.

An investment in our common stock may decline in value as a result of announcements of business developments by us or our competitors.
      The market price of our common stock is subject to substantial volatility as a result of announcements by us or other companies in our industry. As a result, purchasers of our common stock may not be able to sell their shares of common stock at or above the price at which they purchased such stock. Announcements which may subject the price of our common stock to substantial volatility include announcements regarding:

•	the development of new technologies, product candidates or products by us or our competitors;

•	regulatory or legislative actions with respect to Internet commerce;

•	the initiation or conclusion of litigation to enforce or defend any of our intellectual property rights; and

•	significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.

We could be subject to class action litigation due to stock price volatility, which, if it occurs, will distract our management and could result in substantial costs or large judgments against us.
      The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of companies in the information technology industry have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These fluctuations could adversely affect the market price of our common stock. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management’s attention and resources, which could cause serious harm to our business, operating results and financial condition.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
      We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not yield profitable results or increase our market value.
FORWARD-LOOKING STATEMENTS
      Statements contained or incorporated by reference in this prospectus supplement that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements regarding future events and our future results are based on current expectations, estimates, forecasts, and projections and the beliefs and assumptions of our management including, without limitation, our expectations regarding results of operations, selling, general and administrative expenses, research and development expenses and the sufficiency of our cash for future operations. For purposes of these statutes, any statement that is not a statement of historical fact may be deemed a forward-looking statement. For example, statements containing the words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “projects,” “will,” “would” and similar expressions, including variations of such terms or the negative of those terms may be forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including the factors referred to above under the caption “Risk Factors.” These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus supplement. You should read these factors and the other cautionary statements made in this prospectus supplement, the prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement, prospectus and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us.

USE OF PROCEEDS
      The proceeds from the sale of the 12,000,000 shares of our common stock that we are offering at a public offering price of $17.00 per share will be $202,030,000 after deducting underwriting discounts and commissions of $1,740,000 and $230,000 of estimated offering expenses payable by us.
      We intend to use the net proceeds of this offering for general corporate purposes. Although we have not yet identified specific uses for these proceeds, we currently anticipate using the proceeds for some or all of the following purposes:

•	working capital;

•	research and development expenditures;

•	sales and marketing expenditures;

•	capital expenditures; and

•	potential acquisitions of new businesses, technologies or products that we believe can complement or expand our business.
      Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade and U.S. government securities.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDENDS
      Our common stock currently trades on the Nasdaq National Market under the symbol “AKAM.” From the time that public trading of our common stock commenced on October 29, 1999 until September 3, 2002 and since May 5, 2003, our common stock was listed on the Nasdaq National Market. Our common stock was listed on the Nasdaq SmallCap Market between September 3, 2002 and May 5, 2003. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market and the Nasdaq SmallCap Market, as applicable.

	Price Range of
	Common Stock

	High	Low

Year Ended December 31, 2003
First quarter	$1.96	$1.18
Second quarter	5.93	1.36
Third quarter	5.90	3.22
Fourth quarter	14.20	3.39

Year Ended December 31, 2004
First quarter	$16.97	$10.74
Second quarter	18.47	11.65
Third quarter	17.95	11.90
Fourth quarter	16.50	11.15

Year Ended December 31, 2005
First quarter	$13.32	$10.64
Second quarter	14.80	11.14
Third quarter	16.00	13.02
Fourth quarter (through October 31, 2005)	17.54	15.27
      On October 31, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $17.34. As of September 30, 2005, we had approximately 139.7 million shares of common stock outstanding.
      We have never declared or paid any cash dividends on our common stock. We anticipate that we will continue to retain our earnings, if any, for use in the operation of our business. Accordingly, we do not expect to pay any cash dividends on our common stock for the foreseeable future.

CAPITALIZATION
      The following table sets forth our cash, cash equivalents and marketable securities and our total capitalization as of June 30, 2005:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale by us of 12,000,000 shares of common stock in this offering at a public offering price of $17.00 per share, after deducting underwriting discounts and commissions and $230,000 of estimated offering expenses payable by us.
      You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related footnotes incorporated by reference in this prospectus.

	As of June 30, 2005

	Actual	As Adjusted

	(in thousands)
Cash, cash equivalents and marketable securities(1)	$130,716	$332,746

Total Debt:
Convertible subordinated notes	56,614	56,614
Convertible senior notes	200,000	200,000

Total debt	256,614	256,614
Total stockholders’ equity	40,917	242,947

Total capitalization	$297,531	$499,561

(1)	Cash, cash equivalents and marketable securities includes short-term, long-term and restricted marketable securities.
     The number of shares of our common stock to be outstanding after this offering excludes, as of June 30, 2005:

•	13,465,911 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $7.38 per share;

•	243,700 shares of common stock issuable pursuant to the terms of outstanding deferred stock units;

•	an aggregate of 9,829,752 additional shares of common stock reserved for future issuance under our Second Amended and Restated 1998 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and 2001 Restricted Stock Plan; and

•	12,944,984 shares of common stock issuable upon the conversion of our 1.0% convertible senior notes due December 2033.

UNDERWRITING
      Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, Deutsche Bank Securities Inc. (the “underwriter”) has agreed to purchase, and we have agreed to sell to them, 12,000,000 shares of our common stock.
      The underwriter is offering the shares of common stock subject to its acceptance of the shares from us. The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of specified legal matters by its counsel and to other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are purchased. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s over-allotment option described below.
      The underwriter initially proposes to offer the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of common stock, the underwriter may change the offering price and other selling terms.
      We have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 1,800,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriter may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriter to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the 12,000,000 shares are being offered.
      We and our executive officers and directors have agreed that, without the prior written consent of Deutsche Bank Securities Inc., we and they will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock;
whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.
      Subject to certain limitations, these restrictions on us do not apply to:

•	the sale of shares by us of our common stock to the underwriter;

•	the grant or issuance by us of stock options, restricted stock, deferred stock units or other stock-based awards to employees, consultants or directors pursuant to the terms of its plans in effect on the date of the prospectus supplement;

•	the issuance by us of shares of our common stock pursuant to the exercise of options and stock-based awards, the exercise of any employee stock options outstanding on the date of this prospectus supplement, and the distribution of vested deferred stock units in effect on the date of this prospectus supplement;

•	the issuance of shares of our common stock upon the conversion of convertible securities issued prior to the date of this prospectus supplement;

•	the issuance of shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivative of our common stock (or our entering into agreements for such) in connection with one or more acquisitions by us of assets, capital stock or businesses of unaffiliated persons or entities (whether by mergers, exchanges of stock or otherwise), or in connection with the entering into of one or more strategic partnering agreements with unaffiliated entities, provided that each person or entity receiving any such securities (or entering into any agreement for such) pursuant to any such acquisition or agreement shall enter into a letter agreement with transfer restriction terms (including a lock-up period continuing for 90 days after the date of this prospectus supplement) equivalent to those set forth above; and

•	the issuance of shares in connection with the acquisition by us or one of our subsidiaries of the assets or capital stock of another person or entity, whether through merger, asset acquisition, stock purchase or otherwise, provided that each person or entity receiving any such securities (or entering into any agreement for such) pursuant to any such acquisition or agreement shall enter into a letter agreement with transfer restriction terms (including a lock-up period continuing for 90 days after the date of this prospectus supplement) equivalent to those set forth above.
      Subject to certain limitations, these restrictions on our executive officers and directors do not apply to:

•	dispositions of shares of our common stock pursuant to a written plan for trading securities that is designed to satisfy the requirements of Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 and is existing on the date of this prospectus supplement;

•	transactions relating to shares of our common stock or other securities acquired by an executive officer or director in open market transactions or the sale or transfer of shares to the acquiror in connection with the sale of the Company pursuant to a merger, sale of stock, sale of assets or otherwise. In addition, each of our executive officers and directors have agreed that, without the prior written consent of Deutsche Bank Securities Inc., he or she will not, during the period commencing on the date hereof and ending on January 30, 2006, make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, cause to be filed a registration statement with respect to common stock or such securities or publicly announce the intention to do any of the foregoing; and

•	bona fide gifts and transfers by will or intestacy, or dispositions or transfers to (i) the members, partners, stockholders, affiliates or immediate family of the applicable executive officers and directors, (ii) trusts, family limited partnerships or family limited liability companies for the direct or indirect benefit of our directors and executive officers and/or members of our directors’ and executive officers’ immediate family, or (iii) a trust or other entity for charitable and/or estate or financial planning purposes for our executive officers and directors; provided, that in the case of any such transfer or disposition, each donee or transferee shall agree in writing to be bound by the restrictions set forth above in the same manner as it applies to the applicable executive officer or director.

      The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of our common stock.

Paid by Akamai	No Exercise	Full Exercise

Per Share	$0.145	$0.145
Total	$1,740,000	$2,001,000
      We estimate that the total expenses of this offering incurred by us, other than underwriting discounts and commissions, will be approximately $230,000.
      In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the over-allotment option. The underwriter can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriter may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of our common stock, the underwriter may bid for, and purchase, shares of our common stock in the open market. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time.
      A prospectus supplement or accompanying prospectus in electronic format may be made available on the website maintained by the underwriter. Other than the prospectus supplement or accompanying prospectus in electronic format, the information on these websites and any other information contained on a website maintained by the underwriter is not part of this prospectus supplement or accompanying prospectus.
      The underwriter does not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.
      We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.
      In the ordinary course of their businesses, the underwriter and its affiliates have provided, or may in the future provide, investment banking and other financial services to us or our subsidiaries, including underwriting, the provision of financial advice and the extension of credit. The underwriter and its affiliates have received and may in the future receive customary fees and commissions for their services.

      In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by the underwriter may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.
LEGAL MATTERS
      The validity of the shares of common stock being offered by this prospectus supplement will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Legal matters in connection with this offering will be passed upon for the underwriter by Ropes & Gray LLP, Boston, Massachusetts.
EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Akamai Technologies, Inc. for the year ended December 31, 2004 and the audited historical financial statements of Speedera Networks, Inc. for the year ended June 30, 2003 included on page 26 of Exhibit 99.3 to Akamai Technologies, Inc.’s Current Report on Form 8-K/A dated August 26, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Speedera Networks, Inc. for the year ended June 30, 2004, have been audited by BDO Seidman, LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and have been incorporated by reference in this prospectus in reliance on such reports, given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.
      This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

$500,000,000
AKAMAI TECHNOLOGIES, INC.
Common Stock
Preferred Stock
Debt Securities
Warrants

     We may from time to time issue up to $500,000,000 aggregate principal amount of common stock, preferred stock, debt securities and warrants. We will specify in the accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

Investing in our Securities involves risks. See “Risk Factors” on page 2.

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

     This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

Prospectus dated January 30, 2001

i

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering.
AKAMAI TECHNOLOGIES, INC.
      We provide global delivery services for Internet content, streaming media and applications and global Internet traffic management services. Our services improve the speed, quality, availability, reliability and scalability of Web sites. Our services deliver our customers’ Internet content, streaming media and applications through a distributed worldwide server network which locates the content and applications geographically closer to users. Using technology and software that is based on our proprietary mathematical formulas, or algorithms, we monitor Internet traffic patterns and deliver our customers’ content and applications by the most efficient route available. Our services are easy to implement and do not require our customers or their Web site visitors to modify their hardware or software. Using our FreeFlow service, our customers have been able to more than double the speed at which they deliver content to their users and, in some instances, have been able to improve speeds by ten times or more. Our streaming services offer customers enhanced video and audio quality, scalability and reliability.
      We were incorporated in Delaware in 1998. Our principal executive offices are located at 500 Technology Square, Cambridge, Massachusetts 02139, and our telephone number is (617) 250-3000. Our World Wide Web site address is www.akamai.com. We have not incorporated by reference into this prospectus the information on our Web site and you should not consider it to be a part of this document. Our Web site address is included in this document as an inactive textual reference only. The Akamai logo, EdgeAdvantage™, EdgeScapeSM, EdgeSuiteSM, FirstPointSM, FreeFlowSM, FreeFlow StreamingSM, SteadyStream™, StorageFlowSM and Traffic AnalyzerSM are trademarks or service marks of us or our subsidiaries. All other trademarks or trade names in this prospectus are the property of their respective owners.
DEFICIENCY OF EARNINGS TO FIXED CHARGES
(in thousands)
     We have not recorded earnings for the period from inception (August 20, 1998) to December 31, 1998, for the year ended December 31, 1999 or for the nine months ended September 30, 2000 and therefore are unable to cover fixed charges. Earnings (loss) consists of loss before provision for income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rental expense that we believe to be representative of interest. The following table discloses our dollar coverage deficiency. The ratio of earnings to fixed charges is not disclosed since it is a negative number in each year and period.

	Year Ended
	December 31,		Nine Months Ended
			September 30,
	1998	1999	2000

Ratio of earnings to fixed charges	—	—	—
Coverage deficiency to attain a ratio of 1:1	$890	$54,169	$582,576

RISK FACTORS
      Investing in our securities involves risk. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to an investment in Akamai and the particular type of securities that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement as well as other information we include or incorporate by reference in this prospectus and the applicable prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
      This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should carefully read statements that contain these words because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.
USE OF PROCEEDS
      Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, including:

•	to finance our growth;

•	for capital expenditures made in the ordinary course of business, including facilities expansion; and

•	for acquisitions of businesses, products and technologies that complement or expand our business.
      We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.
THE SECURITIES WE MAY OFFER
      The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate particular terms in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.
      We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	debt securities; and

•	warrants to purchase any of the securities listed above.
      In this prospectus, we will refer to the common stock, preferred stock, debt securities and warrants collectively as “securities.” The total dollar amount of all securities that we may issue will not exceed $500,000,000.
      If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.
      This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
      The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our charter and by-laws, which are incorporated by reference into the registration statement which includes this prospectus. The General Corporation Law of Delaware may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.
      Our authorized capital stock consists of 700,000,000 shares of common stock $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of January 16, 2001, we had 108,571,949 shares of common stock outstanding held by 549 stockholders of record. As of January 16, 2001, no shares of preferred stock were outstanding.
Common Stock
      Voting. Holders of our common stock are entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.
      Dividends. Holders of common stock are entitled to receive their proportionate share of any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.

      Liquidation and Dissolution. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the preferential rights of any outstanding preferred stock.
      Other Rights and Restrictions. The common stock has no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.
      Listing. Our common stock is listed on the Nasdaq National Market.
      Transfer Agent and Registrar. The transfer agent and registrar for our common stock is EquiServe.
Preferred Stock
      General. Our charter authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock. We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will incorporate by reference as an exhibit to the registration statement which includes this prospectus the form of any certificate of designation which describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.
      When we issue shares of preferred stock under this prospectus, the shares, when issued, will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.
      Voting Rights. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
      Other. The preferred stock could have other rights, including economic rights senior to our common stock, so that the issuance of the preferred stock could adversely affect the market value of our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders.
Certain Effects of Authorized but Unissued Stock
      We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions or dividends on the capital stock.
      The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.
Delaware Law
      Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Charter and By-Law Provisions
      Our certificate of incorporation and by-laws provide:

•	That the board of directors be divided into three classes, as nearly equal in size as possible, with no class having more than one director more than any other class, with staggered three-year terms;

•	That directors may be removed only for cause by the vote of the holders of at least 66% of the shares of our capital stock entitled to vote; and

•	That any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.
      The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, us.
      The certificate of incorporation and by-laws also provide that:

•	Any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

•	Special meetings of the stockholders may only be called by the chairman of the board of director, the president, or by the board of directors. Our by-laws will also provide that, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us.
      These provisions could delay until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders meeting, and not by written consent.
      Delaware law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the vote of the holders of at least 75% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our certificate of incorporation. Generally, our by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. Changes to our by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the board of directors require the vote of the holders of at least 75% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be then outstanding.
Limitation of Liability and Indemnification
      Our certificate of incorporation provides that our directors and officers shall be indemnified by us except to the extent prohibited by Delaware law. This indemnification covers all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or to our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.
DESCRIPTION OF DEBT SECURITIES
      The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.
      We will issue the senior notes under one or more senior indentures which we will enter into with a trustee to be named in the senior indentures. We will issue the subordinated notes under one or more subordinated indentures which we will enter into with a trustee to be named in the subordinated indentures. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.
      The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.
      We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries’ creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.
General
      We will describe in the applicable prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
Conversion or Exchange Rights
      We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.
Consolidation, Merger or Sale
      The indentures will not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.
Events of Default Under the Indenture
      The following will be events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur to us.
      If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.
      The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture. Any waiver shall cure the default or event of default.
      Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
      A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.
      These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.
      We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.
Modification of Indenture; Waiver
      We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

      In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.
Discharge
      Each indenture will provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.
      In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange and Transfer
      We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.
      At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
      Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

      We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.
      If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.
Information Concerning the Trustee
      The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
      Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
      We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in New York, New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.
      All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Governing Law
      The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes
      The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.
DESCRIPTION OF WARRANTS
      The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.
General
      We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.
      We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.
      We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.
      Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.
Exercise of Warrants
      Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m. eastern standard time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
      Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.
      Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Enforceability of Rights by Holders of Warrants
      Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.
LEGAL OWNERSHIP OF SECURITIES
      We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.
Book-Entry Holders
      We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
      Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.
      As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.
Street Name Holders
      We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.
      For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.
Legal Holders
      Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
      For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.
Special Considerations for Indirect Holders
      If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
      A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.
      Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.
      A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.
      If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.
Special Considerations for Global Securities
      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.
      If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities;”

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.
Special Situations When a Global Security will be Terminated
      In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.
      The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.
      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.
PLAN OF DISTRIBUTION
      We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors; or

•	directly to investors.
      We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.
Agents
      We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.
Underwriters
      If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.
Direct Sales
      We may also sell securities directly to one or more purchasers without using underwriters or agents.
      Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.
Trading Markets and Listing of Securities
      Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.
Stabilization Activities
      Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
Passive Market Making
      Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid then must be lowered when certain purchase limits are exceeded.
VALIDITY OF SECURITIES
      The validity of the securities offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.
EXPERTS
      The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Akamai Technologies, Inc. for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts on auditing and accounting.
      Ernst & Young, LLP, independent auditors, have audited the consolidated financial statements of InterVU Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The consolidated financial statements of InterVU Inc. are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
      The financial statements of Network24 Communications, Inc. as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 incorporated in this Prospectus by reference to the Current Reports on Form 8-K of Akamai Technologies, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts on auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at:
Room 1024, Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
and at the SEC’s Regional Offices located at:
Northwestern Atrium Center
Suite 1400
500 West Madison Street
Chicago, Illinois 60661
and
Seven World Trade Center
13th Floor
New York, New York 10048

and you may also obtain copies of these materials by mail from the Public Reference Section of the SEC at:
450 Fifth Street, N.W.
Washington, D.C. 20549
at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.
      The SEC also maintains a Web site, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information.
      This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s Web site.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.
      We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 1999;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

(3)	Our Current Reports on Form 8-K filed on (a) February 8, 2000, as amended on March 3, 2000, (b) May 5, 2000, as amended on May 24, 2000, and (c) June 27, 2000;

(4)	The description of our common stock contained in our Registration Statement on Form 8-A declared effective on October 28, 1999; and

(5)	Pages F-1 through F-9 of the prospectus included in our Post-effective Amendment to Form S-1 on a Registration Statement on Form S-3 (File No. 333-45696) filed on December 1, 2000.

      You may request a copy of these documents, which will be provided to you at no cost, by contacting:
Akamai Technologies
500 Technology Square
Cambridge, MA 02139
Attention: Kathryn Jorden Meyer
Telephone: (617) 250-3000
      You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates on the front of these documents.
12,000,000 Shares
Common Stock
Deutsche Bank Securities
Prospectus Supplement
(to prospectus dated January 30, 2001)
October 31, 2005